MDU Resources Reports 2022 Earnings; Initiates 2023 Guidance
BISMARCK, N.D. — Feb. 9, 2023 — MDU Resources Group, Inc. (NYSE: MDU) today reported 2022 earnings on a generally accepted accounting principles (GAAP) basis of $367.5 million, or $1.81 per share, with adjusted earnings of $380.2 million, or $1.87 per share, compared to 2021 GAAP earnings of $378.1 million, or $1.87 per share.

In the fourth quarter, the company on a GAAP basis earned $117.1 million, or 57 cents per share, with adjusted earnings of $125.7 million, or 61 cents per share, compared to fourth quarter 2021 GAAP earnings of $86.5 million, or 42 cents per share.

MDU Resources announced on Aug. 4 its intent to separate its construction materials subsidiary, Knife River Corporation, into a standalone publicly traded company, and on Nov. 3 announced a strategic review of its construction services subsidiary, MDU Construction Services Group, Inc. MDU Resources is reporting adjusted earnings that exclude costs attributable to these strategic initiatives. Adjusted earnings are a non-GAAP measure. For an explanation of non-GAAP earnings adjustments, see the “Non-GAAP Measures” section in this news release. Additional information about the proposed strategic initiatives can be found on the company’s website at www.mdu.com.

“Our businesses performed very well in 2022 and finished the year strong. We are particularly pleased with results in the latter half of the year as we saw our operational adjustments, including product pricing, offsetting inflationary pressures,” said David L. Goodin, president and CEO of MDU Resources. “We see this momentum continuing into 2023 as we remain focused on safely and efficiently providing essential products and services to our customers while making great progress toward completing the planned spinoff of our construction materials business, Knife River Corporation, and the strategic review of our construction services business, MDU Construction Services Group. We are optimistic about the future as combined backlog at our construction businesses is at an all-time high of more than $3 billion, and we have $2.5 billion in capital investments planned within our regulated energy delivery businesses over the next five years.”

Results at each of MDU Resources’ businesses were negatively impacted in 2022 on a non-cash basis by lower investment returns on nonqualified benefit plans. Collectively, the negative earnings variance for 2022 was approximately $21 million, or 10 cents per share, compared to 2021. The company attributes this change in investment returns to significant fluctuations in the financial markets.

Business Unit Highlights
The electric and natural gas utility earned $102.3 million in 2022, compared to earnings of $103.5 million in 2021. Natural gas retail sales volumes increased 13.7% and electric retail sales volumes increased 2.2%, primarily from colder weather compared to the prior year. In addition to volume increases, higher rate relief positively impacted results. Lower investment returns on nonqualified benefit plans, higher operation and maintenance expense and higher interest expense more than offset the positive increases. The utility saw rate base growth of 7.8% and customer growth of 1.6%. It has three rate cases pending before regulatory agencies and anticipates filing four additional rate cases in 2023. Construction is expected to be complete this summer on Heskett Station Unit IV, an 88-megawatt simple-cycle natural gas-fired electric generation combustion turbine.

The pipeline business earned $35.3 million in 2022, compared to $40.9 million in 2021. The company had record transportation volumes for the sixth consecutive year, largely from ongoing system growth and steady demand for services. The company experienced higher transportation revenues, largely attributable to the North Bakken Expansion project that was placed in service early in the year. The revenue increase was partially offset by the absence of income recorded in 2021 as allowed by the Federal Energy Regulatory Commission for funds used during construction on the North Bakken Expansion project and higher depreciation. Earnings also were negatively impacted by higher interest expense. 2023 revenues are expected to increase approximately $10 million from the North Bakken Expansion project, primarily from contracted volume commitment increases of approximately 70%, to 215 million cubic feet per day. The company filed a rate case with the Federal Energy Regulatory Commission on Jan. 27, 2023, in which it is seeking rate increases for its transportation and storage services. The pipeline business continues to work on a number of expansion projects that are expected to add incremental natural gas transportation capacity of more than 300 million cubic feet per day as they are completed later in 2023 and in 2024, pending regulatory approvals.

The construction services business had record revenues of $2.70 billion and record earnings of $124.8 million in 2022, compared to revenues of $2.05 billion and earnings of $109.4 million in 2021. Electrical and mechanical services workload was higher, particularly for hospitality, data center and renewable energy projects. Demand for utility-related transmission and distribution work was strong, particularly projects related to power line fire-hardening. Margins decreased from higher operating costs primarily related to inflationary pressures. Demand for construction services work remains strong, with record backlog at Dec. 31 of $2.13 billion, up 54% compared to $1.38 billion at Dec. 31, 2021.

The construction materials business had record revenues of $2.53 billion in 2022 and earned $116.2 million, compared to revenues of $2.23 billion and earnings of $129.8 million in 2021. While performance improved in the second half of the year as adjustments in response to inflationary pressures took effect, Knife River’s full-year margins decreased because of higher costs on asphalt oil, labor, fuel and cement. Higher interest expense also negatively impacted results. Unfavorable weather early in the year and during the fourth quarter across the majority of Knife River’s markets shortened the company's construction season. Demand remains strong for construction materials and contracting work as evidenced by a record backlog at Dec. 31 of $935 million, up 32% compared to $708 million at Dec. 31, 2021.

Corporate Strategy Updates
MDU Resources’ board of directors has determined the future company structure that is most likely to maximize long-term value for shareholders is to create two pure-play publicly traded companies, one focused on regulated energy delivery and the other on construction materials. To achieve this future structure, the company is working toward spinning off Knife River and is evaluating options to optimize the value of its construction services business. Both strategic initiatives are expected to be complete in the second quarter of 2023. MDU Resources remains committed to managing its businesses to deliver best-in-class operating performance and value for all stakeholders.

Guidance
MDU Resources is providing guidance for 2023 by business because of the strategic initiatives that it has underway. For 2023, MDU Resources expects earnings from its regulated energy delivery businesses in the range of $140 million to $150 million. The company expects construction services revenues of $2.75 billion to $2.95 billion in 2023, with higher margins compared to 2022, and earnings before interest, taxes, depreciation and amortization (EBITDA) of $200 million to $225 million. Construction materials revenues are expected to be $2.50 billion to $2.70 billion in 2023, with higher margins compared to 2022, and EBITDA of $300 million to $350 million. These guidance ranges do not reflect one-time costs expected in 2023 related to the strategic initiatives. Such costs will be incurred at MDU Resources and reflected in the consolidated results. EBITDA is a non-GAAP financial metric. For a reconciliation of EBITDA to income from continuing operations, see Non-GAAP Financial Measures later in this release.

Conference Call
MDU Resources management will discuss 2022 results on a webcast at 2 p.m. EDT today. The event can be accessed at www.mdu.com under the “Investor Relations” heading by selecting “Events & Presentations” and clicking on “Year-End 2022 Earnings Conference Call.” A replay of the webcast will be available at the same location.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 and the S&P High-Yield Dividend Aristocrats indices, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, visit www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
Financial Contact: Brent Miller, director of financial projects and investor relations, 701-530-1730

Forward-Looking Statements
The information in this news release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, there is no assurance the company’s projections, including estimates for growth, shareholder value creation and financial guidance or other proposed strategies, including the anticipated separation of Knife River or the proposed future structure of two pure-play publicly traded companies, will be achieved. Please refer to assumptions contained in this news release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K and subsequent filings with the SEC, including the company's Form 10-Q for the period ended Sept. 30, 2022.
Changes in such assumptions and factors could cause actual future results to differ materially from growth and financial guidance. All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, the company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.
Throughout this news release, the company presents financial information prepared in accordance with GAAP, as well as EBITDA, EBITDA from continuing operations, and adjusted earnings, which are considered non-GAAP financial measures. The use of these non-GAAP financial measures should not be construed as alternatives to earnings, operating income or operating cash flows. The company believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance due to its diverse operations. Please refer to the "Non-GAAP Financial Measures" section contained in this document for additional information.
Performance Summary

Business Line	Fourth Quarter 2022 Earnings	Fourth Quarter 2021 Earnings	2022 Earnings	2021 Earnings
	(In millions, except per share amounts)
Electric	$19.6	$10.3	$57.1	$51.9
Natural gas distribution	34.4	31.5	45.2	51.6
Pipeline	11.0	12.2	35.3	40.9
Construction materials and contracting	20.9	12.9	116.2	129.8
Construction services	41.0	27.6	124.8	109.4
Other	(9.9)	(8.1)	(11.3)	(5.9)
Income from continuing operations	117.0	86.4	367.3	377.7
Discontinued operations, net of tax	.1	.1	.2	.4
Net income	$117.1	$86.5	$367.5	$378.1

Costs attributable to strategic initiatives, net of tax*	8.6	—	12.7	—
Adjusted net income	$125.7	$86.5	$380.2	$378.1
*Includes deductible costs attributable to strategic initiatives of $5.5 million ($4.1 million after-tax) and non-deductible costs attributable to strategic initiatives of $4.5 million for the three months ended December 31, 2022 and deductible costs attributable to strategic initiatives of $6.7 million ($5.0 million after-tax) and non-deductible costs attributable to strategic initiatives of $7.7 million for the year ended December 31, 2022.

Earnings per share:
Income from continuing operations	$.57	$.42	$1.81	$1.87
Discontinued operations, net of tax	—	—	—	—
Earnings per share	$.57	$.42	$1.81	$1.87

Earnings per share impact related to strategic initiative costs, net of tax	.04	—	.06	—
Adjusted earnings per share	$.61	$.42	$1.87	$1.87

Consolidated Statements of Income
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
	(In millions, except per share amounts)
Operating revenues:	(Unaudited)
Electric, natural gas distribution and regulated pipeline	$595.2	$450.3	$1,735.8	$1,390.3
Nonregulated pipeline, construction materials and contracting, construction services and other	1,264.0	992.8	5,238.1	4,290.4
Total operating revenues	1,859.2	1,443.1	6,973.9	5,680.7
Operating expenses:
Operation and maintenance:
Electric, natural gas distribution and regulated pipeline	93.3	92.8	374.7	366.6
Nonregulated pipeline, construction materials and contracting, construction services and other	1,114.0	883.5	4,604.2	3,712.0
Total operation and maintenance	1,207.3	976.3	4,978.9	4,078.6
Purchased natural gas sold	313.4	202.5	757.9	483.1
Depreciation, depletion and amortization	80.7	76.6	327.8	299.2
Taxes, other than income	58.0	47.6	243.3	211.5
Electric fuel and purchased power	23.6	17.9	92.0	74.1
Total operating expenses	1,683.0	1,320.9	6,399.9	5,146.5
Operating income	176.2	122.2	574.0	534.2
Other income	9.2	8.1	7.4	26.4
Interest expense	34.5	23.8	119.3	94.0
Income before income taxes	150.9	106.5	462.1	466.6
Income tax expense	33.9	20.1	94.8	88.9
Income from continuing operations	117.0	86.4	367.3	377.7
Discontinued operations, net of tax	.1	.1	.2	.4
Net income	$117.1	$86.5	$367.5	$378.1

Earnings per share – basic:
Income from continuing operations	$.57	$.42	$1.81	$1.87
Discontinued operations, net of tax	—	—	—	—
Earnings per share – basic	$.57	$.42	$1.81	$1.87
Earnings per share – diluted:
Income from continuing operations	$.57	$.42	$1.81	$1.87
Discontinued operations, net of tax	—	—	—	—
Earnings per share – diluted	$.57	$.42	$1.81	$1.87
Weighted average common shares outstanding – basic	203.4	203.4	203.4	202.1
Weighted average common shares outstanding – diluted	203.9	203.8	203.5	202.4

Selected Cash Flows Information
	2022	2021
	(In millions)
Net cash provided by operating activities	$510.0	$495.8
Net cash used in investing activities	(638.9)	(885.9)
Net cash provided by financing activities	155.2	384.7
Increase (decrease) in cash and cash equivalents	26.3	(5.4)
Cash and cash equivalents - beginning of year	54.2	59.6
Cash and cash equivalents - end of year	$80.5	$54.2

Capital Expenditures
Business Line	2022 Actual	2023 Estimated	2024 Estimated	2025 Estimated	2023 - 2027 Total Estimated
			(In millions)
Electric	$134	$112	$127	$130	$823
Natural gas distribution	240	224	311	260	1,266
Pipeline	62	145	117	127	458
Construction services	36	38	34	34	178
Construction materials and contracting	182	125	183	173	804
Total capital expenditures*	$654	$644	$772	$724	$3,529

*Excludes "Other" category, as well as net proceeds from the sale or disposition of property
Note: Total capital expenditures is presented on a gross basis.
The capital program is subject to continued review and modification by the company. Actual expenditures may vary from the estimates due to changes in load growth, regulatory decisions and other factors, including the proposed separation of Knife River and the strategic review of MDU Construction Services. Acquisitions would be incremental to the company's 2023 to 2027 outlined capital investment plan.

Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP financial measures of EBITDA by operating segment, EBITDA from continuing operations, 2023 EBITDA guidance from continuing operations, adjusted net income and adjusted earnings per share. The company defines EBITDA as net income (loss) attributable to the operating segment before interest; taxes; and depreciation, depletion and amortization; and EBITDA from continuing operations as income (loss) from continuing operations before interest; taxes; and depreciation, depletion and amortization. The company defines adjusted net income as net income (loss) attributable to the company before any costs related to announced strategic initiatives.
The company believes that these non-GAAP financial measures provide meaningful information to investors about operational efficiency compared to the company's peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels, capital investment and the one-time costs associated with announced strategic initiatives. The company’s management uses the non-GAAP financial measures in conjunction with GAAP results when evaluating the company’s operating results internally and calculating compensation packages. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. The presentation of this additional information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review the consolidated financial statements in their entirety and to not rely on any single financial measure.
The following tables provide a reconciliation of consolidated GAAP net income to EBITDA from continuing operations for actual as well as forecasted results. The reconciliation for each operating segment's EBITDA is included within each operating segment's condensed income statement.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
	(In millions)
Net income	$117.1	$86.5	$367.5	$378.1
Discontinued operations, net of tax	(.1)	(.1)	(.2)	(.4)
Income from continuing operations	117.0	86.4	367.3	377.7
Adjustments:
Interest expense	34.5	23.8	119.3	94.0
Income taxes	33.9	20.1	94.8	88.9
Depreciation, depletion and amortization	80.7	76.6	327.8	299.2
EBITDA from continuing operations	$266.1	$206.9	$909.2	$859.8

EBITDA Guidance Reconciliation for 2023
	Construction Services		Construction Materials and Contracting
	Low	High	Low	High
	(In millions)		(In millions)
Income from continuing operations	$120.0	$140.0	$90.0	$125.0
Adjustments:
Interest expense	15.0	15.0	55.0	55.0
Income taxes	40.0	45.0	30.0	45.0
Depreciation, depletion and amortization	25.0	25.0	125.0	125.0
EBITDA from continuing operations	$200.0	$225.0	$300.0	$350.0

The following table provides a reconciliation of consolidated GAAP net income to adjusted net income and GAAP earnings per share to adjusted earnings per share.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
	(In millions)
Net income	$117.1	$86.5	$367.5	$378.1
Costs attributable to strategic initiatives, net of tax	8.6	—	12.7	—
Adjusted net income	$125.7	$86.5	$380.2	$378.1

Earnings per share	$.57	$.42	$1.81	$1.87
Costs attributable to strategic initiatives, net of tax	.04	—	.06	—
Adjusted earnings per share	$.61	$.42	$1.87	$1.87

Regulated Energy Delivery

Electric	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2022	2021	Variance	2022	2021	Variance
	(In millions)
Operating revenues	$98.4	$81.9	20%	$377.1	$349.6	8%
Operating expenses:
Electric fuel and purchased power	23.6	17.9	32%	92.0	74.1	24%
Operation and maintenance	29.7	31.2	(5)%	120.7	124.9	(3)%
Depreciation, depletion and amortization	15.9	16.7	(5)%	67.8	66.8	1%
Taxes, other than income	3.4	3.7	(8)%	16.9	17.5	(3)%
Total operating expenses	72.6	69.5	4%	297.4	283.3	5%
Operating income	25.8	12.4	108%	79.7	66.3	20%
Other income	1.3	1.2	8%	.5	4.6	(89)%
Interest expense	7.5	6.9	9%	28.5	26.7	7%
Income before taxes	19.6	6.7	193%	51.7	44.2	17%
Income tax benefit	—	(3.6)	(100)%	(5.4)	(7.7)	(30)%
Net income	$19.6	$10.3	91%	$57.1	$51.9	10%
Adjustments:
Interest expense	7.5	6.9	9%	28.5	26.7	7%
Income tax benefit	—	(3.6)	(100)%	(5.4)	(7.7)	(30)%
Depreciation, depletion and amortization	15.9	16.7	(5)%	67.8	66.8	1%
EBITDA	$43.0	$30.3	42%	$148.0	$137.7	7%

Operating Statistics	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues (millions)
Retail sales:
Residential	$34.8	$27.0	$135.4	$123.0
Commercial	37.4	30.9	142.7	133.3
Industrial	11.7	10.6	43.0	40.5
Other	1.9	1.6	7.3	6.8
	85.8	70.1	328.4	303.6
Transportation and other	12.6	11.8	48.7	46.0
	$98.4	$81.9	$377.1	$349.6
Volumes (million kWh)
Retail sales:
Residential	319.7	258.5	1,226.4	1,164.8
Commercial	386.0	331.1	1,437.7	1,433.0
Industrial	164.4	155.7	596.1	589.4
Other	22.0	19.3	83.7	84.4
	892.1	764.6	3,343.9	3,271.6
Average cost of electric fuel and purchased power per kWh	$.025	$.022	$.026	$.021
The electric business reported net income of $19.6 million for the fourth quarter of 2022, compared to $10.3 million for the same period in 2021. This increase was largely the result of higher retail sales volumes across all customer classes in large part due to colder weather, rate relief in North Dakota and lower operation and maintenance expenses, partially associated with the Heskett Station plant closure.

For the full year, the electric business reported net income of $57.1 million, compared to $51.9 million in 2021. This increase was primarily the result of higher retail sales revenue due to rate relief in North Dakota and higher net transmission revenues, including increased investment. In addition, higher retail sales volumes of 2.2%, primarily from residential customers due to colder weather in the first and fourth quarters of the year, contributed to the increase in revenues. Net income also was favorably impacted by lower operation and maintenance expense due to lower payroll-related and materials costs, primarily associated with the Heskett Station and Lewis & Clark Station plant closures. Partially offsetting the increase were lower investment returns of $4.6 million on nonqualified benefit plans; higher interest expense, largely from higher debt balances; and higher planned maintenance outage costs at Coyote Station offset in part by the absence of planned maintenance outage costs at Big Stone Station during 2021.
The previous table also reflects items that are passed through to customers resulting in no impact to earnings. These items include $5.7 million and $17.9 million higher electric fuel and purchased power costs for the fourth quarter and the year ended 2022, respectively, which increased both operating revenues and electric fuel and purchased power; and higher production tax credits driven by higher wind production during the year, which decreased operating revenues and increased income tax benefits.
The electric business's EBITDA increased $10.3 million in 2022 compared to 2021, primarily the result of higher retail sales revenue due to rate relief and higher volumes and lower operation and maintenance expense, partially offset by lower investment returns, as previously discussed.

Natural Gas Distribution	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2022	2021	Variance	2022	2021	Variance
	(In millions)
Operating revenues	$480.5	$357.1	35%	$1,273.8	$971.9	31%
Operating expenses:
Purchased natural gas sold	334.9	224.0	50%	816.1	542.0	51%
Operation and maintenance	50.8	49.2	3%	205.3	194.1	6%
Depreciation, depletion and amortization	22.1	21.8	1%	89.4	86.0	4%
Taxes, other than income	19.7	15.9	24%	71.1	60.6	17%
Total operating expenses	427.5	310.9	38%	1,181.9	882.7	34%
Operating income	53.0	46.2	15%	91.9	89.2	3%
Other income	2.9	2.7	7%	3.3	8.1	(59)%
Interest expense	12.3	9.7	27%	42.2	37.3	13%
Income before taxes	43.6	39.2	11%	53.0	60.0	(12)%
Income tax expense	9.2	7.7	19%	7.8	8.4	(7)%
Net income	$34.4	$31.5	9%	$45.2	$51.6	(12)%
Adjustments:
Interest expense	12.3	9.7	27%	42.2	37.3	13%
Income tax expense	9.2	7.7	19%	7.8	8.4	(7)%
Depreciation, depletion and amortization	22.1	21.8	1%	89.4	86.0	4%
EBITDA	$78.0	$70.7	10%	$184.6	$183.3	1%

Operating Statistics	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues (millions)
Retail Sales:
Residential	$277.0	$204.1	$715.5	$548.1
Commercial	172.6	125.9	450.9	330.4
Industrial	12.3	10.6	41.5	31.1
	461.9	340.6	1,207.9	909.6
Transportation and other	18.6	16.5	65.9	62.3
	$480.5	$357.1	$1,273.8	$971.9
Volumes (MMdk)
Retail sales:
Residential	27.5	23.3	74.8	65.6
Commercial	18.1	15.4	51.0	44.7
Industrial	1.5	1.5	5.4	5.0
	47.1	40.2	131.2	115.3
Transportation sales:
Commercial	.6	.6	2.0	1.9
Industrial	47.7	45.0	165.7	172.5
	48.3	45.6	167.7	174.4
Total throughput	95.4	85.8	298.9	289.7
Average cost of natural gas per dk	$7.11	$5.56	$6.22	$4.70

The natural gas distribution business reported net income of $34.4 million in the fourth quarter of 2022, compared to $31.5 million for the same period in 2021. The main drivers behind the increase were 16.9% higher natural gas retail sales volumes, primarily to residential and commercial customer classes as a result of colder weather, partially offset by weather normalization and decoupling mechanisms, and approved rate relief in Washington. These increases were offset in part by higher interest expense, largely related to higher debt balances and interest rates during 2022; higher operation and maintenance costs, primarily due to higher expected credit losses as a result of higher receivables balances associated with colder weather and higher gas costs and payroll-related costs; and higher income tax expense as a result of higher income before income taxes.
For the full year, the natural gas distribution business reported net income of $45.2 million, compared to $51.6 million in 2021. This decrease was primarily the result of higher operation and maintenance expense, largely higher subcontractor costs and expected credit losses as a result of higher receivables balances associated with colder weather and higher gas costs; lower investment returns of $7.0 million on nonqualified benefit plans; and higher interest expense, largely related to higher debt balances and interest rates. Partially offsetting the decreased net income were 13.7% higher natural gas retail sales volumes to all customer classes due to colder weather, partially offset by weather normalization and decoupling mechanisms, and approved rate relief in certain jurisdictions.
The previous table also reflects items that are passed through to customers resulting in no impact to earnings. These items include $110.9 million and $274.1 million in higher natural gas costs for the fourth quarter and the year ended 2022, respectively, which increased both operating revenues and purchased natural gas sold; and $3.7 million and $10.1 million in higher revenue-based taxes for the fourth quarter and the year ended 2022, respectively, that increased both operating revenues and taxes, other than income.
The natural gas distribution business's EBITDA increased $1.3 million in 2022 compared to 2021, primarily the result of higher retail sales volumes and rate relief in certain jurisdictions, partially offset by higher operation and maintenance expense and lower investment returns, as previously discussed.

Pipeline	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2022	2021	Variance	2022	2021	Variance
	(In millions)
Operating revenues	$41.3	$35.9	15%	$155.6	$142.6	9%
Operating expenses:
Operation and maintenance	16.1	15.7	3%	60.9	61.3	(1)%
Depreciation, depletion and amortization	6.9	5.1	35%	26.9	20.5	31%
Taxes, other than income	2.3	2.9	(21)%	12.3	12.7	(3)%
Total operating expenses	25.3	23.7	7%	100.1	94.5	6%
Operating income	16.0	12.2	31%	55.5	48.1	15%
Other income	1.3	3.8	(66)%	1.3	9.4	(86)%
Interest expense	3.1	1.4	121%	11.3	7.0	61%
Income before taxes	14.2	14.6	(3)%	45.5	50.5	(10)%
Income tax expense	3.2	2.4	33%	10.2	9.6	6%
Net income	$11.0	$12.2	(10)%	$35.3	$40.9	(14)%
Adjustments:
Interest expense	3.1	1.4	121%	11.3	7.0	61%
Income tax expense	3.2	2.4	33%	10.2	9.6	6%
Depreciation, depletion and amortization	6.9	5.1	35%	26.9	20.5	31%
EBITDA	$24.2	$21.1	15%	$83.7	$78.0	7%

Operating Statistics	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Transportation volumes (MMdk)	125.8	119.6	482.9	471.1
Customer natural gas storage balance (MMdk):
Beginning of period	28.1	28.8	23.0	25.5
Net withdrawal	(6.9)	(5.8)	(1.8)	(2.5)
End of period	21.2	23.0	21.2	23.0
The pipeline business reported net income of $11.0 million in the fourth quarter of 2022, compared to $12.2 million for the same period in 2021. The decrease reflects lower allowance for funds used during construction, which is reflected in other income and interest expense, as well as higher depreciation expense and higher interest expense from an increase in debt balances and interest rates. The business benefited from increased transportation revenues due largely to the North Bakken Expansion project.
For the full year, the pipeline business reported net income of $35.3 million, compared to $40.9 million in 2021. This decrease was primarily the result of higher interest expense, lower investment returns of $1.4 million on nonqualified benefit plans and lower non-regulated project margins resulting from lower revenues. The business benefited from increased transportation revenues due largely to the North Bakken Expansion project offset in part by associated lower allowance for funds used during construction and higher depreciation expense.
The pipeline business's EBITDA increased $5.7 million in 2022 compared to 2021, primarily the result of higher transportation revenues, partially offset by lower allowance for funds used during construction, investment returns and non-regulated project margins, as previously discussed.

Construction Services	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2022	2021	Variance	2022	2021	Variance
	(In millions)
Operating revenues	$724.2	$492.8	47%	$2,699.2	$2,051.6	32%
Cost of sales:
Operation and maintenance	617.9	414.9	49%	2,325.9	1,725.5	35%
Depreciation, depletion and amortization	4.2	4.0	5%	16.9	15.8	7%
Taxes, other than income	20.0	12.5	60%	80.4	62.4	29%
Total cost of sales	642.1	431.4	49%	2,423.2	1,803.7	34%
Gross profit	82.1	61.4	34%	276.0	247.9	11%
Selling, general and administrative expense:
Operation and maintenance	25.4	21.6	18%	101.5	92.9	9%
Depreciation, depletion and amortization	1.3	1.1	18%	4.6	4.5	2%
Taxes, other than income	1.3	1.1	18%	5.3	4.8	10%
Total selling, general and administrative expense	28.0	23.8	18%	111.4	102.2	9%
Operating income	54.1	37.6	44%	164.6	145.7	13%
Other income (expense)	2.7	(.1)	(2800)%	7.3	2.6	181%
Interest expense	2.6	.9	189%	6.3	3.5	80%
Income before taxes	54.2	36.6	48%	165.6	144.8	14%
Income tax expense	13.2	9.0	47%	40.8	35.4	15%
Net income	$41.0	$27.6	49%	$124.8	$109.4	14%
Adjustments:
Interest expense	2.6	.9	189%	6.3	3.5	80%
Income tax expense	13.2	9.0	47%	40.8	35.4	15%
Depreciation, depletion and amortization	5.5	5.1	8%	21.5	20.3	6%
EBITDA	$62.3	$42.6	46%	$193.4	$168.6	15%

Operating Statistics
	Revenue				Gross profit
	Three Months Ended		Twelve Months Ended		Three Months Ended		Twelve Months Ended
	December 31,		December 31,		December 31,		December 31,
Business Line	2022	2021	2022	2021	2022	2021	2022	2021
	(In millions)
Electrical & mechanical
Commercial	$337.5	$131.9	$1,082.5	$553.2	$33.0	$18.5	$105.2	$59.8
Industrial	104.7	101.1	405.7	457.5	15.0	10.5	43.4	51.3
Institutional	60.5	26.6	215.5	123.1	1.5	(2.1)	3.8	6.2
Renewables	28.3	4.4	151.1	12.3	(.7)	.3	(.6)	1.2
Service & other	16.1	44.3	143.0	188.4	5.0	6.1	19.8	25.1
	547.1	308.3	1,997.8	1,334.5	53.8	33.3	171.6	143.6
Transmission & distribution
Utility	167.6	162.4	645.1	630.5	28.1	24.4	100.3	92.4
Transportation	12.8	27.4	72.3	103.1	.2	3.7	4.1	11.9
	180.4	189.8	717.4	733.6	28.3	28.1	104.4	104.3
Intrasegment eliminations	(3.3)	(5.3)	(16.0)	(16.5)	—	—	—	—
Total	$724.2	$492.8	$2,699.2	$2,051.6	$82.1	$61.4	$276.0	$247.9

	Backlog at December 31,
	2022	2021
	(In millions)
Electrical & mechanical	$1,861	$1,109
Transmission & distribution	270	276
	$2,131	$1,385

The company expects to complete in 2023 an estimated $1.76 billion of the backlog on record at Dec. 31, 2022.
The construction services business reported record net income of $41.0 million in the fourth quarter of 2022, compared to $27.6 million for the same period in 2021. Most of the business's sectors saw increased revenues, partially from increased contract pricing resulting from inflationary pressures. The business experienced a 77% increase in electrical and mechanical revenues during the quarter, largely from the progress on hospitality and data center projects in the commercial sector. The business's revenues also benefited from the mix of projects in the institutional sector from government, health care and education projects and an increase in the renewable sector from timing and progress on projects. Partially offsetting the higher electrical and mechanical revenues were slightly lower transmission and distribution revenues with fewer street lighting projects due to project timing, partially offset by higher demand from utility customers for underground line work. Lower margins on record fourth quarter revenues were attributable mostly to higher operating costs related to inflationary pressures, including labor costs. This business also experienced higher selling, general and administrative costs, largely related to payroll; higher income taxes as a result of higher taxable income; and higher interest expense due to higher working capital needs and interest rates; partially offset by higher income from the business's joint ventures.
For the full year, the construction services business reported record net income of $124.8 million, compared to $109.4 million in 2021. The business experienced a 50% increase in electrical and mechanical revenues for the year, partially resulting from increased contract pricing due to inflationary pressures. The commercial sector benefited from progress on hospitality, data center and general commercial projects. The renewable sector benefited from the timing and progress on projects, and the institutional sector benefited from increased activity and progress on education, health care and government projects. Transmission and distribution revenues decreased compared to 2021, with lower transportation workloads driven by lower customer demand for street lighting projects offset somewhat by higher utility workloads. The business experienced lower margins during the year, which were mostly attributable to higher operating costs related to inflationary pressures, including labor, materials and equipment costs. Also negatively impacting the business during the year were higher selling, general and administrative costs, largely related to payroll expenses, increased expected credit losses and office expenses; higher income taxes as a result of higher taxable income; and higher interest expense due to higher working capital needs and interest rates; partially offset by higher income from the business's joint ventures.
The construction services business's EBITDA increased $24.8 million in 2022 compared to 2021, primarily the result of higher gross margin and income related to joint ventures, as previously discussed.

Construction Materials and Contracting	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2022	2021	Variance	2022	2021	Variance
	(In millions)
Operating revenues	$537.5	$498.1	8%	$2,534.7	$2,228.9	14%
Cost of sales:
Operation and maintenance*	426.0	403.7	6%	2,009.6	1,737.4	16%
Depreciation, depletion and amortization	27.9	25.7	9%	112.9	96.8	17%
Taxes, other than income	10.0	10.1	(1)%	51.3	47.7	8%
Total cost of sales	463.9	439.5	6%	2,173.8	1,881.9	16%
Gross profit	73.6	58.6	26%	360.9	347.0	4%
Selling, general and administrative expense:
Operation and maintenance*	33.9	36.4	(7)%	155.8	146.0	7%
Depreciation, depletion and amortization	1.3	1.1	18%	4.9	4.2	17%
Taxes, other than income	1.2	1.3	(8)%	5.9	5.7	4%
Total selling, general and administrative expense	36.4	38.8	(6)%	166.6	155.9	7%
Operating income	37.2	19.8	88%	194.3	191.1	2%
Other income (expense)	.7	.5	40%	(5.4)	1.3	(515)%
Interest expense	8.6	4.8	79%	30.1	19.2	57%
Income before taxes	29.3	15.5	89%	158.8	173.2	(8)%
Income tax expense	8.4	2.6	223%	42.6	43.4	(2)%
Net income	$20.9	$12.9	62%	$116.2	$129.8	(10)%
Adjustments:
Interest expense	8.6	4.8	79%	30.1	19.2	57%
Income tax expense	8.4	2.6	223%	42.6	43.4	(2)%
Depreciation, depletion and amortization	29.2	26.8	9%	117.8	101.0	17%
EBITDA	$67.1	$47.1	42%	$306.7	$293.4	5%
*The Company identified certain costs that were reclassified from cost of sales to selling, general and administrative expenses of $8.5 million and $58.8 million for the three months and year ended December 31, 2022, respectively, and $14.5 million and $57.4 million for the three months and year ended December 31, 2021, respectively. The reclassifications had no impact to net income.

Operating Statistics
	Revenue				Gross profit
	Three Months Ended		Twelve Months Ended		Three Months Ended		Twelve Months Ended
	December 31,		December 31,		December 31,		December 31,
Business Line	2022	2021	2022	2021	2022	2021	2022	2021
	(In millions)
Aggregates	$110.8	$104.3	$496.6	$444.0	$8.4	$7.2	$69.6	$60.6
Asphalt	82.3	71.0	427.5	339.8	6.3	4.5	41.7	40.4
Ready-mix concrete	134.0	138.1	609.5	584.4	18.9	19.7	85.9	81.5
Other products*	78.8	66.1	407.3	344.3	15.8	5.1	63.6	64.0
Contracting services	250.5	225.5	1,187.7	1,017.5	24.2	22.1	100.1	100.5
Intracompany eliminations	(118.9)	(106.9)	(593.9)	(501.1)	—	—	—	—
	$537.5	$498.1	$2,534.7	$2,228.9	$73.6	$58.6	$360.9	$347.0
*Other products includes cement, asphalt oil, merchandise, fabric, spreading and other products that individually are not considered to be a major line of business for the segment.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Sales (thousands):
Aggregates (tons)	7,104	7,831	33,994	33,518
Asphalt (tons)	1,287	1,426	7,254	7,101
Ready-mix concrete (cubic yards)	836	984	4,015	4,267
Average sales price:
Aggregates (per ton, including freight and delivery)	$15.60	$13.32	$14.61	$13.25
Asphalt (per ton)	$63.92	$49.75	$58.93	$47.86
Ready-mix concrete (per cubic yard)	$160.19	$140.32	$151.80	$136.94
The construction materials and contracting business's backlog was $935 million at Dec. 31, 2022, compared to backlog of $708 million at Dec. 31, 2021. The company expects to complete in 2023 an estimated $836 million of the backlog on record at Dec. 31, 2022.
The construction materials business reported net income of $20.9 million for the fourth quarter 2022, compared to $12.9 million for the same period in 2021. The business had record fourth quarter revenues, largely from price increases implemented across its product lines in response to inflationary pressures and increased agency and commercial contracting workloads. The record revenues from higher pricing also contributed to increased margins as they more than offset the higher operating costs during the quarter, mostly the result of inflation, including asphalt oil, cement, fuel and labor costs. Additional net asset sale gains of $6.4 million, after tax, and contributions from recent acquisitions also positively impacted the quarter. Increased interest expense from higher average debt balances and interest rates, as well as unfavorable weather impacts, had a negative impact on the quarter.
For the full year, the construction materials business reported net income of $116.2 million, compared to $129.8 million in 2021. Revenues grew 14% in 2022, primarily due to higher average materials pricing across all product lines in response to recent inflationary pressures and increased contracting revenues of approximately 17% over the previous year, partially resulting from inflationary pressures. The business also experienced increased earnings from recent acquisitions. Margins for the business decreased as higher operating costs, mostly due to inflation, outpaced the pricing increases in the first half of the year. The increase in operating costs includes higher asphalt oil, fuel, labor and cement costs. Higher selling, general and administrative expenses for labor costs, travel expenses, office expenses and professional services, as well as increased expected credit losses, were partially offset by additional net asset sale gains of $5.6 million, after tax. Increased interest expense as a result of higher average debt balances and interest rates and lower investment returns of $6.1 million on certain benefit plans also had a negative impact on the year.
The construction materials and contracting business's EBITDA increased $13.3 million in 2022 compared to 2021, as a result of higher gross profit and the benefits from recent acquisitions, as previously discussed.

Other
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2022	2021	Variance	2022	2021	Variance
	(In millions)
Operating revenues	$4.4	$3.6	22%	$17.6	$13.7	28%
Operating expenses:
Operation and maintenance	13.1	8.4	56%	25.1	15.2	65%
Depreciation, depletion and amortization	1.1	1.1	—%	4.4	4.6	(4)%
Taxes, other than income	.1	.1	—%	.1	.1	—%
Total operating expenses	14.3	9.6	49%	29.6	19.9	49%
Operating loss	(9.9)	(6.0)	65%	(12.0)	(6.2)	94%
Other income	.6	—	—%	1.0	.4	150%
Interest expense	.7	.1	600%	1.5	.3	400%
Loss before taxes	(10.0)	(6.1)	64%	(12.5)	(6.1)	105%
Income tax expense (benefit)	(.1)	2.0	(105)%	(1.2)	(.2)	500%
Net loss	$(9.9)	$(8.1)	24%	$(11.3)	$(5.9)	(93)%
Costs attributable to strategic initiatives, net of tax	8.6	—	—%	12.7	—	—%
Adjusted net (loss) income	$(1.3)	$(8.1)	(84)%	$1.4	$(5.9)	124%

Other experienced higher operation and maintenance expense during the fourth quarter of 2022 as a result of the announced strategic initiatives, partially offset by a reduction in estimated losses recorded at the captive insurer. Other was positively impacted by income tax adjustments related to the consolidated company's annualized estimated tax rate, as well as higher premiums included in operating revenues in 2022 for the captive insurer.

For the full-year net loss, Other experienced higher operation and maintenance expense related to costs incurred for the announced strategic initiatives, partially offset by a reduction in estimated losses recorded at the captive insurer. Other was positively impacted by higher premiums included in operating revenues in 2022 for the captive insurer compared to 2021.
Also included in Other are general and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations.

Other Financial Data
	December 31,
	2022		2021
	(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$17.62		$16.64
Market price per common share	$30.34		$30.84
Dividend yield (indicated annual rate)	2.9%		2.8%
Dividend payout from continuing operations (12 months ended)	48.3%		45.7%
Price/earnings from continuing operations ratio (12 months ended)	16.8	x	16.5 x
Market value as a percent of book value	172.2%		185.3%
Total assets	$9,661		$8,910
Total equity	$3,587		$3,383
Total debt	$3,088		$2,742
Capitalization ratios:
Total equity	53.7%		55.2%
Total debt	46.3		44.8
	100.0%		100.0%